Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2023, relating to the consolidated financial statements of Doma Holdings, Inc., appearing in the Annual Report on Form 10-K of Doma Holdings, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Miami, Florida
March 29, 2023